EXHIBIT 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization

Wako Express (HK) Co. Ltd.	Hong Kong

Wako Air Express (HK) Co. Ltd.	Hong Kong

Wako Express (China) Co. Ltd.*	China

WLG (USA) LLC	Illinois

WLG (Australia) Pty Ltd.	Australia

Asean Cargo Services Pty Limited**	Australia

Asean Logistics, Inc.***	California

Wako Express (China) Co. Ltd.*	Hong Kong (Dormant)

WLG (UK) Holdings Limited	United Kingdom

WLG (UK) Limited****	United Kingdom

Mares-Shreve & Associates, Inc.	Washington

Sea Systems Ocean Line, Inc.	Washington

*	A wholly-owned subsidiary of Wako Express (HK) Ltd.

**	A wholly owned subsidiary of WLG (Australia) Pty Ltd.

***	A wholly owned subsidiary of WLG (USA) LLC

****	A wholly owned subsidiary of WLG (UK) Holdings Limited

*****	A wholly owned subsidiary of Mares-Shreve & Associates, Inc.